QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors
Priam Properties Inc.:

        We consent to the use of our reports dated September 7, 2018, with respect to (i) the consolidated balance sheet of Priam Properties Inc. as of July 17, 2018 (ii) the combined financial statements and financial statement Schedule III of Priam Properties Predecessor as of December 31, 2017 and 2016, and for the year ended December 31, 2017 and for the period from July 22, 2016 through December 31, 2016 (iii) the combined financial statements of 2700 Blankenbaker and Chase Corporate Center as of December 31, 2017 and 2016, and for each of the years in the two-year period ended December 31, 2017 (iv) the combined statement of revenues and certain expenses of Properties I (Properties I) for the year ended December 31, 2017 and (v) the combined statement of revenues and certain expenses of Properties II (Properties II) for the year ended December 31, 2017 included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our reports for Properties I and Properties II refer to the fact that their combined statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission, and as described in Note 1 to the combined statements of revenues and certain expenses, are not intended to be a complete presentation of Properties I and Properties II revenues and expenses.

/s/ KPMG LLP
Charlotte, North Carolina
September 7, 2018

QuickLinks

  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm